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                       STERLING CHEMICALS HOLDINGS, INC.

                             STOCKHOLDERS AGREEMENT


     This Sterling Chemicals Holdings, Inc. Stockholders Agreement (the "Agreement") is made and entered into by and among STX Acquisition Corp., a Delaware corporation (the "Company"); the holders ("Holders") of common stock, par value $0.01 per share ("Common Stock"), of the Company whose names appear on the signature pages of this Agreement under the caption "Holders" or who have executed a Subscription Agreement ("Subscription Agreement") to purchase Common Stock to finance the Merger (as hereinafter defined); the respective spouses of the Holders, if applicable; and the Sterling Chemicals, Inc. Employee Stock Ownership Trust created pursuant to the Sterling Chemicals, Inc. Employee Stock Ownership Plan (the "ESOT"). As used herein, the term "Company" refers to STX Acquisition Corp. prior to the consummation of the Merger and, following the Merger, to Sterling Chemicals Holdings, Inc., the surviving corporation in the Merger.

     1. Introduction. The Company and the Holders believe that it is in their respective best interests to restrict transfers of the Common Stock with a view to, among other things, (1) minimizing the likelihood of discord and deadlocks,
(2) avoiding defaults in or accelerations of payment obligations under material agreements to which the Company is or may be a party, and (3) otherwise assuring the orderly continuity of management, the non-attainment of any of which would result in adverse consequences to the Company. The parties entering into this Agreement do so in contemplation of the Merger described herein, and with the knowledge that upon consummation of the Merger the rights and obligations of STX Acquisition Corp. hereunder will be automatically assumed by Sterling Chemicals Holdings, Inc. and all references herein to the "Company" will refer to Sterling Chemicals Holdings, Inc. Accordingly, in consideration of the mutual promises contained herein, and on the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

     2.   Certain Definitions.  As used in this Agreement:

          2.1 The term "Acquisition Proposal" shall mean a bona fide written proposal to a Holder or the ESOT for the acquisition of Stock by the person or entity making such proposal.

          2.2. The term "Affiliate" shall mean (1) any Other Permitted Transferee of an individual Holder, (2) any inter-vivos trust whose principal beneficiary is such individual Holder or any Other Permitted Transferee of such individual Holder created during their respective lifetimes and not as a result of death, (3) any family limited partnership in which an individual Holder is a general or limited partner, and (4) the legal
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representative or guardian of such individual Holder or any Other Permitted
Transferee of such individual Holder appointed during their respective lifetimes and not as a result of death.

          2.3. The term "Board" shall mean the Board of Directors of the Company and any duly authorized committee thereof. All determinations by the Board required to be made by the Board pursuant to this Agreement shall be conclusive and binding on the Company, the Holders and the ESOT.

          2.4. The term "Control Disposition" shall mean a Disposition or a series of Related Dispositions that would have the effect of transferring to any transferee or group (as defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) of persons (a "Group") beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of a number of shares of outstanding Common Stock that, in the aggregate, exceeds (1) 15% of the outstanding shares of Common Stock on a fully-diluted basis (after giving effect to any then exercisable right to acquire shares of Common Stock) if, after giving effect to such proposed transfer, the proposed transferee or Group will have beneficial ownership, directly or indirectly, of 50% or more of the then outstanding shares of Common Stock on a fully-diluted basis (after giving effect to any then exercisable right to acquire shares of Common Stock); or (2) 40% of the then outstanding shares of Common Stock on a fully-diluted basis (after giving effect to any then exercisable right to acquire shares of Common Stock).

          2.5. The term "Disposition" shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation, encumbrance or other disposition of Stock (or any interest therein) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Stock, whether voluntary or involuntary, including, without limitation, any such disposition or transfer as a part of any liquidation of the Holder's assets or any reorganization of a Holder pursuant to the United States or any other bankruptcy law or other similar debtor relief laws. The term "Disposition" shall include a Control Disposition, but shall not include a transfer by Control Offerees (as defined in Section 5.2) pursuant to Section 5.2 and Dispositions permitted under Sections 6.10 and 6.13.

          2.6. The term "Effective Date" shall mean the date of the closing of the Merger.

          2.7. The term "Eligible Offerees" shall mean the Company and (1) for the purposes of Section 3.1, the ESOT and all Holders other than the Offeror;
(2) for the purposes of Sections 3.2 and 3.3, the ESOT and all Holders; and (3) for the purposes of Section 3.4 and 3.5, the ESOT and all Holders other than the Holder required to make the

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Offer; provided, however, that if the ESOT is the Offeror under any section hereof, the only Eligible Offeree shall be the Company.

          2.8 The term "Inducement Agreement" shall mean the Inducement Agreement dated as of April 24, 1996 among Sterling Chemicals, Inc. and Frank J. Hevrdejs, William C. Oehmig, J. Virgil Waggoner, Robert W. Roten and Gordon Cain.

          2.9. The term "Initial Public Offering" shall mean an underwritten public offering of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), after the Merger wherein the aggregate net proceeds to the Company (after deducting all costs, discounts, commissions and other expenses of the offering) to the Company are at least $75,000,000; provided, however, that the term "Initial Public Offering" shall not include any registration statement (1) relating to any capital stock of the Company or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Company, (2) relating to any employee benefit plan or interests therein, (3) filed pursuant to Rule 145 under the Securities Act or any successor or similar provision, (4) relating solely to any preferred stock or debt securities of the Company, or (5) first filed prior to the Effective Date.

          2.10. The term "Merger" shall mean the transactions contemplated in the Agreement and Plan of Merger dated April 24, 1996, as amended, between STX Acquisition Corp. and Sterling Chemicals, Inc., including the merger of STX Acquisition Corp. with and into Sterling Chemicals, Inc., with the surviving Delaware corporation to be known as Sterling Chemicals Holdings, Inc.

          2.11. The term "Other Permitted Transferee" shall mean with respect to any Holder who is a natural person:

          (i) any person related by lineal or collateral consanguinity to such Holder or to the spouse of such Holder;

          (ii) the spouse of such Holder or of any person described in clause
     (i) above; and

          (iii) all persons related to those persons described in clause (i) or clause (ii) by lineal or collateral consanguinity.

For purposes of this definition of Other Permitted Transferee (a) adopted persons shall be considered the natural born child of their adoptive parents;
(b) lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, great-grandfather; and (c) collateral consanguinity is that relationship that exists between persons who have the same ancestors,

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but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin.

          2.12. The term "Purchase Price" shall mean, subject to adjustment pursuant to Section 4.6, (1) with respect to the purchase of the Shares Subject to the Offer under Section 3.1, the price per share set forth in the Acquisition Proposal; and (2) with respect to the purchase of shares of Common Stock that are Shares Subject to the Offer under Sections 3.2 through 3.5, and the purchase of the Common Stock purchased by a Divorced Holder or a Surviving Holder under Sections 3.2 and 3.3, the most recent valuation of the Common Stock under the ESOT before the making of the Offer (as defined in Sections 3.2 through 3.5).
If no valuation of the Common Stock has been made or is required to be made under the ESOT, then for purposes of this Agreement, the Company nevertheless shall determine such value in the manner then required under the ESOT; provided, however that the Company may request a valuation under the ESOT at any time irrespective of the date of the last valuation under the ESOT. Neither the Company nor any director, officer or employee thereof shall have any liability with respect to the valuation of any Stock bought or sold at the Purchase Price, as determined pursuant to this Section 2.12, even though the Purchase Price as so determined may be more or less than the actual fair market value thereof. In the event that the per share fair market value of the Common Stock was last determined under the ESOT more than six months prior to an Offer under Section
3.2 through 3.5, or the beginning of the 30-day option period under Sections 3.2 and 3.3, or in the event the first valuation of the Common Stock has not been determined under the ESOT and any such Offer is made or the option period commences six months or more after the Effective Date, any Holder owning 5% or more of the issued and outstanding shares of Common Stock may request that a new valuation of the Common Stock be determined under the ESOT for purposes of any such Offer or option. The fair market value per share of Common Stock as of the Effective Date and until the first valuation under the ESOT is made shall be the price per share paid by the purchasers of Common Stock of the Company in connection with the consummation of the Merger (adjusted for any stock split, stock dividend or reorganization, including the Merger).

          2.13. The term "Related Disposition" shall mean a Disposition or series of Dispositions of Stock or rights to acquire Stock by the Company, the ESOT and/or one or more Holders to any person or Group (1) within any 180-day period or (2) pursuant to a common agreement or plan of disposition among the sellers, whether written or oral.

          2.14. The term "Required Voting Percentage" shall mean: (1) if no Holder or the ESOT, together with the Affiliates of such Holder and any person or entity controlling, controlled by or under common control with such Holder or such Affiliates, owns, as of the date on which the vote is taken, 50% or more of the outstanding shares of Common Stock subject to this Agreement, then the term "Required Voting Percentage" shall mean, for the purposes of such vote, a majority of the shares of Common Stock outstanding and subject to this Agreement as of the date that such vote is taken, or (2) if any Holder or the ESOT,

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together with the Affiliates of such Holder and any person or entity controlling, controlled by or under common control with such Holder or such Affiliates, owns, as of the date on which the vote is taken, 50% or more of the outstanding shares of Common Stock subject to this Agreement, then the term "Required Voting Percentage" shall mean, for the purposes of such vote, 75% of the shares of Common Stock outstanding and subject to this Agreement as of the date that such vote is taken. As used herein, the term "control," including the correlative terms "controlling," "controlled by," and "under common control with," shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

          2.15. The term "Shares Subject to the Offer" shall mean (1) with respect to an Offer under Section 3.1, all shares of Stock subject to the Acquisition Proposal; (2) with respect to an Offer under Section 3.2, all shares of Stock transferred to, retained by, or vested in the Divorced Spouse (as defined therein) and not elected to be purchased by the Divorced Holder (as defined therein) within the time limits specified therein; (3) with respect to an Offer under Section 3.3, all shares of Stock vesting in or transferable to any heir or legatee of the deceased spouse (other than the Surviving Holder) and not elected to be purchased by the Surviving Holder (as defined therein) within the time limits specified therein; and (4) with respect to an Offer under
Section 3.4 or 3.5, all shares of Stock owned by the Holder making such Offer.

          2.16. The term "Stock" shall mean (1) all shares of Common Stock owned by each Holder and the ESOT on the Effective Date; (2) all shares of Common Stock hereafter issued by the Company to or acquired by any Holder or the ESOT, whether in connection with a purchase, issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise; (3) all securities of the Company or any other corporation or entity which any Holder or the ESOT acquires in respect of his, her or its shares of Common Stock in connection with any exchange, merger, consolidation, recapitalization, reorganization or other transaction to which the Company is a party; and (4) all shares of Common Stock owned by any person or entity who becomes subject to this Agreement pursuant to the terms of this Agreement; provided, however, that the term "Stock" shall not include (a) shares of Common Stock owned by any Holder (other than such shares held by a person who is a party to the Inducement Agreement) on the Effective Date by virtue of a "Rollover Election" made in connection with the Merger; (b) shares of Common Stock distributed to any Holder by the ESOT; and (c) shares of Common Stock distributed to any holder under the Sterling Chemicals, Inc. Amended and Restated Employees' Stock Ownership Plan, as amended, or any trust created pursuant thereto. All references herein to the Stock owned by a Holder include the community interest or similar marital property interest, if any, of the spouse of such Holder in such Stock.

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          2.17.  The Term "Tag-Along Agreement" shall mean the Tag-Along
Agreement attached as Exhibit B hereto.

     3. General Rule. Neither any Holder nor the ESOT shall make any Disposition of any Stock, directly or indirectly, through an Affiliate or otherwise (regardless of the manner in which such Holder or the ESOT initially acquired such Stock), without compliance with the provisions of this Agreement.

          3.1. Acquisition Proposal. If a Holder or the ESOT desires, and is permitted under Section 9, to make a Disposition of any Stock (except as provided in Sections 3.2 through 3.5 or pursuant to the applicable provisions of
Section 6), such Disposition may be made only if an Acquisition Proposal is received by such Holder or the ESOT with respect thereto, and then only in compliance with this Agreement. Upon receipt of an Acquisition Proposal that such Holder or the ESOT is permitted hereunder to accept and desires to accept, such Holder or the ESOT (the "Offeror") shall offer ("Offer"), by giving written notice to the Company, to sell the Shares Subject to the Offer to the Eligible Offerees. Offers under this Section 3.1 shall (1) be sent by the Offeror to the Company, which in turn shall deliver copies thereof to the Eligible Offerees within five days after its receipt thereof, (2) state the consideration offered for and the number of Shares Subject to the Offer, (3) contain a description and copy of the Acquisition Proposal, and (4) be irrevocable for so long as any Eligible Offeree has the right to purchase any Shares Subject to the Offer. In addition, the Offeror shall provide to the Company all other information with respect to the Acquisition Proposal and the proposed transferee reasonably requested by the Company to evaluate the Acquisition Proposal and verify the bona fide nature thereof.

          3.2. Divorce of Holder. If the marital relationship of a Holder is terminated by divorce, and pursuant to such divorce or any property settlement in connection therewith, any Stock previously registered in the name of such Holder (the "Divorced Holder") (or any interest therein) is transferred to, retained by, or vested in the spouse of the Divorced Holder (the "Divorced Spouse"), the Divorced Holder shall promptly notify the Company of such event. The Divorced Holder shall have the option to purchase all or any portion of the Divorced Holder's Stock (and the interests therein) transferred to, retained by, or vested in the Divorced Spouse by virtue of the divorce decree or property settlement or by operation of the community property or similar marital property laws for the Purchase Price, and the Divorced Spouse shall be obligated to sell such Stock (and interests therein) to the Divorced Holder for the Purchase Price. The option must be exercised, and the purchase must be consummated, within 30 days after the Stock (or interest therein) is transferred to, retained by, or vested in the Divorced Spouse. The option shall be exercised by the Divorced Holder giving written notice of exercise to the Divorced Spouse.
Within five days after the expiration of such 30-day period, the Divorced Holder shall deliver written notice to the Company as to whether the Divorced Holder has purchased all of the Stock (and all interests

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therein) so transferred to, retained by, or vested in the Divorced Spouse. If such notice states that the Divorced Holder has not purchased all such Stock (and all interests therein), or if no such notice is delivered to the Company within such five-day period, the Divorced Spouse shall be deemed to have made an irrevocable offer ("Offer") of all such Stock (and all interests therein) to the Eligible Offerees. The Company shall, and is authorized by the Holders and their respective spouses to, deliver, within five days after the Company's receipt of such notice (if such notice is delivered within the time required) or evidence satisfactory to it that all such Stock (and all interests therein) were not purchased by the Divorced Holder within such 30-day period (if such notice is not delivered within the time required), written notice of the Offer to the Eligible Offerees stating that all such Stock (and all interests therein) are Shares Subject to the Offer pursuant to this Section 3.2.

          3.3. Death of Spouse. If the spouse of a Holder dies, and all or any portion of the Stock registered in such name of such Holder (the "Surviving Holder") vests in or is transferable to any heir or legatee of the deceased spouse (the "Deceased Spouse") other than the Surviving Holder, the Surviving Holder shall promptly notify the Company of such event. The Surviving Holder shall have the option to purchase all or any portion of the Stock vesting in or transferable to such heir or legatee for the Purchase Price, and such heir or legatee and the estate of the Deceased Spouse shall be obligated to sell such Stock to the Surviving Holder for the Purchase Price. The option must be exercised, and the purchase must be consummated, within 30 days after the last to occur of (1) the entry of an order of a probate or similar court having jurisdiction over the estate of the Deceased Spouse (a) admitting to probate the will of the Deceased Spouse or (b) determining the heirs of the Deceased Spouse if the Deceased Spouse is determined to have died intestate, or (2) the appointment of the executor, administrator or legal representative of the estate of the Deceased Spouse. The option shall be exercised by the Surviving Holder giving written notice of exercise to the executor, administrator or legal representative of the Deceased Spouse's estate. Within five days after the expiration of such 30-day period, the Surviving Holder shall deliver written notice to the Company as to whether the Surviving Holder has purchased all of the Stock vesting in or transferable to any such heir or legatee. If such notice states that the Surviving Holder has not purchased all such Stock, or if no such notice is delivered to the Company within such five-day period, all such heirs and legatees shall be deemed to have made an irrevocable offer ("Offer") of all such Stock to the Eligible Offerees. The Company shall, and is authorized by the Holders and their respective spouses to, deliver, within five days after the Company's receipt of such notice (if such notice is delivered within the time required) or evidence satisfactory to it that all such Stock was not purchased by the Surviving Holder within such 30-day period (if such notice is not delivered within the time required), written notice of the Offer to the Eligible Offerees stating that all such Stock are Shares Subject to the Offer pursuant to this Section 3.3.

          3.4. Bankruptcy.  If any of the following occur:

     (1) any Holder shall (a) voluntarily be adjudicated a bankrupt or insolvent, (b) consent to or not contest the appointment of a receiver or trustee for such Holder or all or any part of such Holder's property, (c) file a petition seeking

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          relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States, any state, or any other competent jurisdiction, (d) make a general assignment for the benefit of his or its creditors, or (e) become insolvent, or

     (2) (a) (i) a petition is filed against a Holder seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States, any state, or any other competent jurisdiction, or (ii) a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for a Holder or all or any part of such Holder's property, and (b) such petition, order, judgment or decree is not discharged or stayed and does not remain discharged or stayed within a period of 60 days after its entry, then such Holder shall promptly notify the Company of such event, and such event shall be deemed an irrevocable offer ("Offer") of all Stock owned by such Holder to the Eligible Offerees. The Company shall, and is authorized by the Holders and their respective spouses to, deliver, within five days after the Company's receipt of such notice (if such notice is delivered) or evidence satisfactory to it that any such event occurred (if such notice is not delivered), written notice of the Offer to the Eligible Offerees stating that all such Stock are Shares Subject to the Offer pursuant to this Section 3.4.

          3.5. Indirect Transaction. If a transaction involving a change of ownership interest or voting power of a Holder is entered into for the purpose or with the effect of avoiding the restrictions on the transferability of the Stock provided herein, such transaction shall be deemed a Disposition by such Holder, and such Holder shall offer ("Offer"), by giving written notice to the Company, to sell all Shares Subject to the Offer to the Eligible Offerees for the Purchase Price. Offers under this Section 3.5 shall (1) be sent by such Holder to the Company, which in turn shall deliver copies thereof to the Eligible Offerees within five days after its receipt thereof, (2) contain a description of the transaction in reasonable detail, and (3) be irrevocable for so long as any Eligible Offeree has the right to purchase any Shares Subject to the Offer.

     4.   Procedures; Price.

          4.1. ESOT. The ESOT, if an Eligible Offeree, acting through its trustee (the "Trustee"), shall have the first right, for 10 days after its receipt of an Offer made pursuant to Section 3.1, 3.2, 3.3, 3.4 or 3.5, to accept the Offer for all or any portion of the Shares Subject to the Offer. The ESOT shall accept the Offer for all Shares Subject to the Offer and shall purchase all of the Shares Subject to the Offer if, in the judgment of the Trustee, the ESOT has sufficient funds therefor and such acceptance or purchase is permitted by law and the terms of the ESOT and is in the best interests of the participants in and beneficiaries of the ESOT.

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          4.2. Company.  If the ESOT does not accept an Offer for all of the
Shares Subject to the Offer within the 10-day period specified in Section 4.1, the ESOT shall give written notice thereof to the Company within five days after the expiration of such 10-day period. The Company shall have the right, for 10 days after the receipt of such notice from the ESOT, to accept the Offer for all or any portion of the remaining Shares Subject to the Offer. If the ESOT is the Offeror, the Company shall have the first right, for 10 days after its receipt of the Offer made by the ESOT, to accept the Offer for all or any portion of the Shares Subject to the Offer. If the Company does not have sufficient surplus to permit it lawfully to purchase all or any portion of the Shares Subject to the Offer as to which the Company has accepted the Offer, the ESOT and the Holders, promptly upon written request by the Company, shall take such action to vote their respective shares of Common Stock to reduce the stated capital of the Company to the extent permitted by law or to authorize such other actions as may be necessary or appropriate to enable the Company, if possible, to lawfully purchase such Shares Subject to the Offer.

          4.3. Other Eligible Offerees. If the Company does not accept the Offer with respect to all or any portion of the remaining Shares Subject to the Offer within the 10-day period specified in Section 4.2, the Company shall give written notice thereof to the other Eligible Offerees other than the ESOT. The other Eligible Offerees shall have the right, for 30 days after the receipt of such notice from the Company, to accept the Offer for all or any portion of the remaining Shares Subject to the Offer in such proportions as they mutually agree, or if they are unable to agree, then according to such reasonable procedures as are determined by the Board.

          4.4. Certain Effects of Offers.  In the case of an Offer made under
Section 3.1, if the Eligible Offerees do not accept the Offer for all of the Shares Subject to the Offer, the Offeror desiring to make the Disposition shall be permitted, subject to compliance with Sections 5.1 and 9, at any time or times within 30 days after the expiration of all rights of the Eligible Offerees to accept such Offer, to make a Disposition of all (but not less than all) of the Shares Subject to the Offer; provided, however, that no such Disposition shall be made at a lower price or on more favorable terms or to any person other than specified in the Acquisition Proposal; and provided further, that if such Disposition is a Control Disposition, the Offeror must comply with Section 5.2 before making any such Disposition, and the 30-day period provided for in
Section 4.3 shall be extended by the Board for such time as it may determine to be appropriate to permit compliance by the Offeror with Section 5.2. All Stock transferred in accordance with the provisions of this Agreement to any Eligible Offeree (other than the Company) or third party and all Stock that remains undisposed of after compliance with the provisions of this Agreement shall remain bound by and subject to the provisions of this Agreement.

          4.5. Acceptance; Closing. Any Eligible Offeree who accepts the Offer for all or any portion of the Shares Subject to the Offer shall evidence such Eligible Offeree's acceptance or election by delivering to the Company a written notice of intent to purchase

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such Shares Subject to the Offer. The Company, in turn, shall promptly give written notice to any Holder, the ESOT or any other party required to sell the Shares Subject to the Offer of its receipt of such notices (the "Receipt Notice"). The purchase and sale of the Shares Subject to the Offer shall be consummated at a closing held at the Company's principal office (unless otherwise agreed) within 30 days after the delivery of the Receipt Notice. At the closing, the purchasing Eligible Offeree(s) shall deliver payment of the Purchase Price as provided in Section 4.6 to the transferor of the Stock or such transferor's representative, and the transferor of the Stock or such transferor's representative shall deliver to the purchasing Eligible Offeree(s)
(1) the certificate(s) representing the Shares Subject to the Offer duly endorsed for transfer or accompanied by a duly executed stock power and (2) evidence of good title to the Shares Subject to the Offer, the absence of any liens, claims or other encumbrances with respect thereto, and such other matters as are necessary for the proper transfer thereof to the purchasing Eligible Offeree(s) on the stock transfer records of the Company.

          4.6. Payment of Purchase Price. The Purchase Price of any Shares Subject to the Offer purchased by any Eligible Offeree under Section 3.1 shall be paid in such form as is set forth in the Acquisition Proposal; provided, however, that if the party making the Acquisition Proposal has proposed to acquire the Shares Subject to the Offer not wholly in cash, and an Eligible Offeree desires to consummate a purchase of any Shares Subject to the Offer pursuant to the terms hereof but wholly in cash, then, upon request by such Eligible Offeree, the Board shall determine the per share cash value of the Acquisition Proposal, and such amount shall be the cash price per share to be paid to the Offeror by such Eligible Offeree. The Purchase Price of any Shares Subject to the Offer purchased by any Eligible Offeree under Sections 3.2 through 3.5 shall be paid in the form of a cashier's check or such other form of consideration acceptable to the purchasing Eligible Offerees.

     5.   Material Agreements; Control Dispositions.

          5.1. Material Agreements. Notwithstanding anything herein to the contrary (other than Section 13.4 with respect to the ESOT), neither the ESOT nor any Holder shall make any Disposition (including, without limitation, a Disposition pursuant to Section 3 or 6 (other than Section 6.10 or 6.13) which, in the Company's reasonable judgment (as evidenced by a resolution of the Board), would cause a material breach, default, event of default, or acceleration of payments, or which would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption, or mandatory prepayment, under any loan agreement, note, indenture or other agreement or instrument to which the Company is a party and under which the debt or liability of the Company exceeds $1,000,000 ("Material Agreement"). Before attempting to make any Disposition, the ESOT and each Holder desiring or required to make the Disposition shall (1) give written notice (the "Notice") to the Company describing the proposed Disposition and the proposed transferee in reasonable detail and setting forth the number of shares of Stock as to which the ESOT or such Holder desires to make a Disposition, and (2) provide such other information concerning the Disposition as the Company may reasonably request. If, in the Company's reasonable judgment (as evidenced by a resolution of the Board), the proposed Disposition would cause a material breach, default, event of default, or acceleration of payments, or would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption, or mandatory prepayment, under any Material Agreement, then the Company, within 30 days after receipt of the Notice, shall give written notice to the ESOT or such Holder of such determination, the proposed Disposition may not be made, and any attempt to make such Disposition shall be null and void; provided, however, that any such determination by the Company shall not prevent the ESOT or such Holder from making a Disposition to other Eligible Offerees or third parties upon compliance with all of the terms and conditions of this Agreement with respect to such Disposition, including the terms and conditions of this Section
5.1. If the Company approves a proposed Disposition but any shares of Stock with respect to which approval has been given are not actually transferred within 30 days after the date of such approval (or, if such Disposition is a Control Disposition, as such 30-day period may be extended by the Board for purposes of compliance with Section 5.2), then the provisions of this Agreement shall apply to any subsequent transaction affecting such Stock (or any interest therein).

          5.2. Control Dispositions. (a) Notwithstanding anything herein to the contrary (other than Section 13.4 with respect to the ESOT), neither the ESOT nor any Holder shall make or participate in any Control Disposition (other than pursuant to Section 6.10) without first complying with Sections 3, 4, 5 and 9.

          (b) Subject to the provisions of clause (c) of this Section 5.2, the ESOT or any Holder desiring or required to make or participate in a Control Disposition ("Control Offeror"), after complying with Sections 3, 4, 5.1 and 9, shall give a written notice ("Control Disposition Offer") to all other holders of Common Stock who are parties to this Agreement ("Control Offerees") (1) describing the proposed Control Disposition and the proposed transferee in reasonable detail and setting forth the number of shares of Stock as to which the Control Offeror desires to make a Control Disposition and (2) providing each Control Offeree, at the election of the Control Offeror, with the right to elect (by written notice to the Company within ten (10) days after the receipt of the Control Disposition Offer) to participate in the proposed Control Disposition on a pro rata basis at the same price and on the same terms that the beneficial ownership of the Control Offeror's Stock is to be transferred in the Control Disposition.

          (c) In the event that a Control Offeror shall be required pursuant to clause (b) of this Section 5.2 to make a Control Disposition, and the Control Disposition contemplated thereby would constitute a Proposed Transaction as defined in Section 2.01 of the Tag-Along Agreement, requiring a transfer notice pursuant to such Section to be delivered to the Beneficiaries of such agreement, then the Control Disposition Offer shall also be delivered to such Beneficiaries and shall constitute, and comply with the applicable requirements for, the Transfer Notice pursuant to such Tag-Along Agreement, and such Beneficiaries shall have the rights provided in the Tag-Along Agreement to participate in such Control Disposition; provided that the provisions of the Tag-Along Agreement governing the procedures, timing and other aspects of the rights of such Beneficiaries shall govern with respect to the rights of such Beneficiaries and with respect to the rights of the Control Offerees.

          (d) The Company shall establish reasonable procedures, in addition to those specified herein, to implement the provisions of this Section 5.2. No Control Disposition may be made unless, contemporaneously therewith, the Control Offerees receive the amounts to which they are entitled under this Section 5.2. If the Control Disposition described in the Control Disposition Offer is not consummated in the manner described in the Control Disposition Offer within 60 days after the delivery of the Control Disposition Offer, such Control Disposition shall not be made and all of the provisions of this Agreement shall apply to any subsequent transaction affecting the Stock or any interest therein.

     6. Permitted Dispositions. The following Dispositions shall be permitted without compliance with the provisions of Section 3 and 4; however, Sections 5 and 9 shall apply to the following Dispositions (other than Dispositions pursuant to Sections 6.10 and 6.13 and, with respect to the ESOT, any Dispositions pursuant to Sections 6.9 and 6.12):

          6.1.  between Holders;

          6.2.  by any Holder to the ESOT or the Company;

          6.3. by any Holder to any wholly-owned subsidiary corporation or limited liability company or parent corporation of such Holder, or from any wholly-owned subsidiary corporation or limited liability company or parent corporation of any Holder to such Holder;

          6.4. by any individual Holder during such Holder's lifetime to any of such Holder's Affiliates, provided that a Disposition to a Holder's spouse under this Section 6.4 must be made during marriage and not incident to divorce;

          6.5. to any individual Holder during such Holder's lifetime by any of such Holder's Affiliates; provided that a Disposition by a Holder's spouse to such Holder under this Section 6.5 must be made during marriage and not incident to divorce, and by any inter-vivos trust that is a Holder to any individual that is a principal beneficiary of such trust or to any Other Permitted Transferee of such individual;

          6.6. upon the death of any individual Holder, to the estate, beneficiaries, heirs or legatees of such Holder;

          6.7. by The Sterling Group, Inc. ("Sterling") or any other entity designated by the Company to any of their respective Associates, and by any such Associate to any such entity or any Associates of such entity (the term "Associate," as used herein, shall mean, with respect to any such entity, (1) any entity controlling, controlled by, or under common control with such entity, (2) any shareholder, partner, director, officer or employee (and their respective Affiliates) of such entity, and (3) as to Sterling, any consultants of Sterling (and their respective Affiliates));

          6.8. by any Holder at the then current Purchase Price, or by any direct or indirect majority-owned subsidiary of the Company for such consideration, if any, as the Company shall approve, to any person who becomes a director, officer or employee of the Company or a direct or indirect majority-owned subsidiary of the Company after the Effective Date;

          6.9. by any Holder or the ESOT to a bank or other financial institution for the purpose of securing a loan to such Holder or the ESOT to purchase Stock and the transfer of title to Stock to any such bank or other financial institution required in connection therewith;

          6.10. by the ESOT to participants in, and alternate payees and beneficiaries of, the ESOT to the extent required by law and the provisions of the ESOT;

          6.11. to any entity organized under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended ("Code"), or any successor statute;

          6.12. with the prior written consent of the Company, by any Holder to a qualified retirement plan sponsored by such Holder ("Retirement Plan") or any entity controlling, controlled by or under common control with such Holder;

          6.13. by any Retirement Plan to participants in, and alternate payees and beneficiaries of, such Retirement Plan to the extent required by law and the provisions of such Retirement Plan;

          6.14. by William C. Oehmig or Frank J. Hevrdejs to any person within one year after the Effective Date; provided, however, that in the case of any Disposition in the form of a sale, (1) each such Disposition shall be made in a transaction that is registered pursuant to or exempt from the registration requirements of federal and applicable state securities or blue sky laws; and (2) the Holder transferring such stock shall cause each person to whom any such Disposition is made to represent and warrant, for the benefit of such Holder and the Company, that (a) his purchase of the Stock from such Holder is for his own account, is for investment purposes, and is without a view to, or for offer or sale for the Company or such Holder in connection with, the distribution of the Stock, and (b) such person is not participating and does not have a participation in any such distribution or the underwriting of any such distribution;

          6.15. by any Holder which is a partnership, corporation or limited liability company to the equity owners of such Holder as a distribution pursuant to law, the partnership agreement or charter of such Holder, or the dissolution of such Holder;

          6.16. by any Holder pursuant to such Holder's rights under any registration rights agreement to which the Company is a party;

          6.17. by any Holder that is an investment fund or account which is managed by an investment advisor (i) to such investment advisor (or to an affiliated investment advisor), or (ii) to any other investment fund or account that is managed by such investment advisor (or is managed by an affiliate of such investment advisor); or by any such investment advisor to any affiliated investment advisor or to any investment account or fund of which it is the manager;

          6.18. by any Holder or the ESOT to any direct or indirect majority-owned subsidiary of the Company;

          6.19. by any direct or indirect majority-owned subsidiary of the Company to any person or entity in connection with the acquisition (by direct purchase, assumption, merger, reorganization or otherwise) by a direct or indirect majority-owned subsidiary of the Company of assets and/or capital stock or other equity interests from such person or entity if the assets or capital stock or other equity interests to be acquired by such direct or indirect majority-owned subsidiary of the Company in such acquisition have a fair market value on the date of the closing of such acquisition, in the sole judgment of the Company, equal to or in excess of the then current Purchase Price of the Common Stock that is the subject of the Disposition;

provided, however, that as a condition precedent to any such permitted Disposition (other than a Disposition pursuant to Section 6.1, 6.2, 6.10, or 6.13), any person (including such person's spouse, if any) or entity (other than the Company) intending to acquire the Stock to be disposed of shall, except as otherwise provided in Section 8, become a party to this Agreement by executing an Adoption Agreement, in the form attached as Exhibit A or in any other form satisfactory to the Company (an "Adoption Agreement"), whereupon such person or entity shall be deemed a "Holder" and shall have all of the rights and obligations of a "Holder" under this Agreement, and such Stock shall be subject to the provisions of this Agreement.

     7. Tag-Along Agreement. By becoming a party to this Agreement, each Holder automatically becomes a party to the Tag-Along Agreement as an "Obligor," as such term is defined therein.

     8. Additional Parties. If required under this Agreement, or as authorized by the Board, or upon the written approval of the holders of at least the Required Voting Percentage, any person that acquires any Stock after the Effective Date may become a party to this Agreement by executing an Adoption Agreement, whereupon such person or entity shall be deemed a "Holder" and shall have all of the rights and obligations of a "Holder" under this Agreement, and such Stock shall be subject to the provisions of this Agreement.

     9.   Standstill Agreement; Securities Matters.

          9.1. Standstill. If the Company is engaged in an underwritten public offering of its securities, neither the ESOT nor any Holder which owns beneficially 2.5% or more of the Common Stock (determined in accordance with the last sentence of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) shall make any Disposition on a securities exchange or in the over-the-counter or any other public trading market for whatever period of time the Company (upon the recommendation of its underwriters) requests by written notice given to each Holder and the ESOT; provided, however, that (1) such request shall not be for a period extending longer than 180 days after the later of (a) the effective date of the registration statement relating to such public offering, or (b) the date of the underwriting agreement relating to such public offering; (2) this Section 9.1 shall not limit any Holder's or the ESOT's right to sell Stock pursuant to any demand or piggyback registration right that such Holder or the ESOT may have pursuant to any registration rights or similar agreement binding upon the Company; and (3) all Holders and the ESOT are subject to the same request to restrict Dispositions. If an underwritten public offering of securities giving rise to the obligations set forth in this Section
9.1 will result in the termination of this Agreement pursuant to Section 12, then the provisions of this Section 9.1 shall survive the termination of this Agreement for 180 days after the Initial Public Offering, after which such provisions shall terminate.

          9.2. Securities Laws. Neither the ESOT nor any Holder shall make any Disposition if such action would constitute (1) a violation of the registration requirements of any federal or state securities or blue sky laws, (2) a breach of any condition to any exemption from registration of the Stock under any such laws, or (3) a breach of any undertaking or agreement of such Holder or the ESOT entered into pursuant to such laws or in connection with obtaining an exemption thereunder. The Company shall not transfer any Stock on its stock transfer records unless prior thereto the Holder or the ESOT provides the Company with an unqualified written opinion of legal counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to the Company, to the effect that the proposed Disposition is in compliance with this Section 9.2. Any certificate representing shares of Stock shall bear appropriate legends restricting the sale or other transfer of such

Stock in accordance with applicable federal or state securities or blue sky laws and in accordance with the provisions of this Agreement. The provisions of this
Section 9.2 shall survive the termination of this Agreement for the maximum period permitted by applicable law.

     10. Legend; Stop Transfer Instructions. The Company shall place a legend on the reverse side of all certificates representing shares of Stock now owned or hereafter acquired by the Holders, the ESOT or any transferee to provide notice of the existence of this Agreement and its applicability to any Disposition thereof. The legend shall be in substantially the following form:

          BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

The Company also shall place stop transfer instructions with respect to such shares of Stock in the stock transfer records for such purpose.

     11. Breach. Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect. Notwithstanding the foregoing, the Company may treat any such voided Disposition as an Offer pursuant to Section
3.5. In such event, the date of the Offer shall be deemed to be the date that the Company, after its receipt of evidence satisfactory to it that such voided Disposition has occurred, gives written notice of such voided Disposition to the Eligible Offerees. Section 6 also shall apply to such voided Disposition; provided, however, that the time periods set forth therein shall begin to run as of the date that the Company receives evidence satisfactory to it of such voided Disposition. In connection with any such voided Disposition, the Company may hold and refuse to transfer any Stock or certificate therefor tendered for transfer, in addition and without prejudice to any and all other rights and remedies which may be available to the Company, the Holders and the ESOT.

     12. Termination. This Agreement shall terminate automatically upon (1) the dissolution of the Company, (2) the occurrence of any event which reduces the number of Holders to one in accordance with the terms hereof, (3) the completion of an Initial Public Offering, (4) the written approval of the holders of at least the Required Voting Percentage, or (5) the expiration of 10 years after the Effective Date; provided, however, that the provisions of
Section 9 shall survive such termination to the extent and for the periods set forth therein, and provided further that the provisions of Section 5.2, insofar as they pertain to Control Dispositions that also constitute a Proposed Transaction as defined in Section 2.01 of the Tag-Along Agreement, shall remain in force and effect for so long as the Tag-Along Agreement remains in force and effect.

     13.  Miscellaneous Provisions.

          13.1. Ultimate Disposition. If a Holder or the ESOT disposes of all of such Holder's or the ESOT's Stock in accordance with this Agreement, such Holder or the ESOT shall cease to be a party to this Agreement and the Tag-Along Agreement and shall have no further rights or obligations hereunder or thereunder.

          13.2. Spouses. The spouses of the individual Holders, by their execution of this Agreement, a Subscription Agreement or an Adoption Agreement,
(1) evidence that they are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property or similar marital property interests in the Stock that they may now or hereafter own, and (2) agree that the termination of their marital relationship with any individual Holder for any reason shall not have the effect of removing any Stock otherwise subject to this Agreement from the coverage hereof. Each individual Holder shall cause his or her spouse (and any subsequent spouse) to execute and deliver, within thirty days after the request of the Company, a counterpart of this Agreement or an Adoption Agreement, in the form attached as Exhibit A or in any other form satisfactory to the Company.

          13.3. Appointment of Company. Each Holder and such Holder's spouse, if any, (1) appoint the Company as their agent and attorney to make the Offers and take all actions required under Sections 3.2 through 3.5 and 11 and to execute any required Adoption Agreement on their behalf, and (2) expressly bind themselves to such Offers and the Company's execution of any such Adoption Agreement without further action on their part. Such powers-of-attorney granted herein are deemed to be coupled with an interest in the Stock and shall survive the death, disability, bankruptcy or dissolution of such Holder or such Holder's spouse, if any.

          13.4. ESOT's Obligations. The obligations of the ESOT under this Agreement shall be subject to compliance with the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the rules and regulations thereunder, and all other applicable laws, rules and regulations; provided, however, that any Disposition of Stock to which the ESOT is a party shall be based upon a "Purchase Price" pursuant to a valuation made by an independent appraiser as provided for in Section 401(a)(28) of the Code. The ESOT is intended to comply with ERISA and the Code, and this Agreement should not be interpreted to prevent the ESOT from so complying.

          13.5. Changes in Stock. If there is any change in the Stock by way of stock split, reverse stock split, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization, or any other means, then all appropriate adjustments to the provisions hereof shall be made so that the rights and obligations of the parties hereto under this Agreement shall continue with respect to the Stock as so changed.

          13.6. Pledged Shares. If any Stock is pledged to a bank or other financial institution as permitted by Section 6.9, and such Stock is to be sold to Eligible Offeree(s), then the Holders and their spouses and the ESOT (if the transferor of such Stock) authorize (1) such bank or other financial institution to deliver certificates representing such shares to the Company against receipt of the Purchase Price therefor, (2) the Eligible Offeree(s) to make payment of the Purchase Price to such bank or other financial institution for application to any debt secured by any such shares, and (3) such bank or other financial institution to apply such Purchase Price so received to any such debt.

          13.7. Notices and Other Communications. All notices, requests and other communications required or permitted to be given to the Company, any Holder or the spouse or legal representative of a Holder, or the ESOT in connection herewith (1) must be in writing and (2) may be served either by (a) depositing the same in the United States mail, full postage prepaid, certified or registered with return receipt requested, (b) delivering the same by a nationally recognized air courier service, full delivery cost paid, (c) delivering the same in person, or (d) sending a telecopy of the same, confirmed with a copy thereof delivered either by mail or air courier service or in person as provided herein. Any such notice, request or other communication shall be effective only if and when it is received by the addressee. For the purposes hereof, the addresses of the parties hereto are as follows: (1) the Company - Sterling Chemicals Holdings, Inc., 1200 Smith Street, Suite 1900, Houston, Texas 77002, Attention: President; and (2) the Holders, their spouses and legal representatives and the ESOT -- the addresses shown on the stock transfer records of the Company. Any party hereto may change its address for the purposes hereof by giving written notice of such change of address to the Company in the manner provided herein.

          13.8. Entire Agreement. This Agreement constitutes the full understanding of the parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes all prior negotiations, understandings and agreements, whether written or oral, between the parties, their affiliates, and their respective principals, shareholders, directors, officers, employees, consultants and agents with respect thereto.

          13.9. Amendments and Waivers. No alteration, modification, amendment, change or waiver of any provision of this Agreement shall be effective or binding on any party hereto unless the same is in writing and is executed by the Company and the holders of at least the Required Voting Percentage at the time thereof; provided, however, that the Company may amend this Agreement without the consent of any Holder or the ESOT to cure any ambiguity or to cure, correct or supplement any defective provision contained herein, or to make any other provision with respect to matters or questions hereunder as the

Company may deem necessary or advisable, provided that such action shall not affect adversely the interests of any Holder or the ESOT.

          13.10. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

          13.11. Enforceability. This Agreement shall be enforceable by and against the Company, the Holders and their respective spouses, guardians, heirs, legatees, executors, legal representatives, administrators, and permitted successors and assignees.

          13.12. No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall have any rights under this Agreement as a third-party beneficiary or otherwise.

          13.13. Remedies. Each Holder and the ESOT acknowledges that in the event of any Disposition or attempted Disposition by such Holder or the ESOT in breach of this Agreement, the other parties hereto (1) would be irreparably and immediately harmed by such breach, (2) could not be made whole by monetary damages, and (3) shall be entitled to temporary and permanent injunctions (or their functional equivalents) to prevent any such breach and/or to compel specific performance with this Agreement, in addition to all other remedies to which such parties may be entitled at law or in equity.

          13.14.  Gender, Number and Person.  As used herein, any reference to
(1) the masculine, feminine or neuter gender includes the other two genders, (2) the singular or plural number includes the other number, and (3) a person or third party includes both natural persons and entities.

          13.15. Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware without reference to the conflict-of-laws provisions thereof.

          13.16. Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

          13.17. Employee Status. Each Holder, if an employee of the Company or any of its direct or indirect subsidiaries, acknowledges and agrees that neither the acquisition of

Common Stock by such Holder nor the execution of this Agreement by the Company or such Holder creates any obligation whatsoever by the Company or any of its subsidiaries to continue such Holder's employment or otherwise affects the Company's right, which the Holder hereby acknowledges, to terminate such Holder's employment at will, with or without cause in the sole discretion of the Company or any of its subsidiaries which is an employer of such Holder.

     This Agreement is executed and delivered by the Company, each Holder and spouse (if any), and the ESOT on the dates indicated below to be effective as of the Effective Date.

                              COMPANY:

                              STX ACQUISITION CORP.



                              By:____________________________
                                 Name:_______________________
                                 Title:______________________

                              Date of execution: _______________, 1996

                                    HOLDERS

//
                                                Shares of
                                           Common Stock Owned     Date of
    Name and Signature                    at Time of Execution   Execution
    ------------------                    ---------------------  ---------

Individual:
- -----------

Holder:

- ------------------------------
- ------------------------------             -------------------   ---------


Spouse:



- ------------------------------
- ------------------------------             -------------------   ---------


Entity:
- -------


- ------------------------------             -------------------   ---------


By:___________________________
Name:_________________________
Title:________________________



Sterling Chemicals Holdings, Inc. Employee Stock Ownership Trust:
- -----------------------------------------------------------------


By:[__________________________]
    solely in its capacity as
    Trustee


By:___________________________             ___________________   _________
Name:_________________________
Title:________________________

//

                                   EXHIBIT A

                               ADOPTION AGREEMENT



     This Adoption Agreement ("Agreement") is executed by the person or entity named as "Transferee" below pursuant to the terms of the Sterling Chemicals Holdings, Inc. Stockholders Agreement dated as of _______________, 1996 (the "Stockholders Agreement").

     1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain Stock, as defined in the Stockholders Agreement, of Sterling Chemicals Holdings, Inc., a Delaware corporation ("Company"), subject to the terms and conditions of the Stockholders Agreement.

     2. Agreement. Transferee (1) agrees that Transferee and the Stock acquired by Transferee shall be bound by and subject to the terms of the Stockholders Agreement, and (2) adopts the Stockholders Agreement with the same force and effect as if Transferee were originally a party thereto.

     3. Notice. Any notice required or permitted by the Stockholders Agreement shall be given to Transferee at the address listed below Transferee's signature.

     4. Joinder. The spouse of Transferee, if applicable, executes this Agreement to acknowledge that it is fair and in such spouse's best interests and to bind such spouse's community interest, if any, in the Stock to the terms of the Stockholders Agreement.

     This Agreement is executed by Transferee on ________________________.


TRANSFEREE:                      SPOUSE (if applicable):



_____________________            ______________________
Signature                        Signature

_____________________            ______________________
Print name                       Print name

_____________________
_____________________
Address

     Agreed to on behalf of itself and as attorney-in-fact for all Holders, their respective spouses, and the ESOT pursuant to Section 12.3 of the Stockholders Agreement on ____________________.


                                 STERLING CHEMICALS HOLDINGS, INC.



                                 By:______________________________
                                    President



                                      -2-